    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2003
                                                           REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                            SKYWORKS SOLUTIONS, INC.
               (Exact name of registrant as specified in charter)

              DELAWARE                                       04-2302115
   (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                      Identification Number)

                                 20 SYLVAN ROAD
                                 WOBURN MA 01801
                                 (781) 376-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 PAUL E. VINCENT
              VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                            SKYWORKS SOLUTIONS, INC.
                                 20 SYLVAN ROAD
                                 WOBURN MA 01801
                                 (781) 376-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                              GORDON H. HAYES, ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 HIGH STREET
                          BOSTON, MASSACHUSETTS, 02110
                                 (617) 248-7000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                                     MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
         TITLE OF EACH CLASS OF                   AMOUNT TO       OFFERING PRICE     AGGREGATE OFFERING       REGISTRATION
       SECURITIES TO BE REGISTERED            BE REGISTERED (1)    PER UNIT (2)           PRICE (2)              FEE (2)
       ---------------------------            -----------------    ------------           ---------              -------
Common Stock, $0.25 par value per share.            46,211            $8.78              $405,732.58            $37.33
                                                    ======            =====              ===========            ======

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also registers such additional shares of the Registrant's Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales price of the Registrant's Common Stock on January 10, 2003 as reported on the Nasdaq National Market.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 14, 2003

                                 ---------------

                            SKYWORKS SOLUTIONS, INC.

                                  46,211 SHARES
                     COMMON STOCK, PAR VALUE $0.25 PER SHARE

                                 ---------------


      We are registering 46,211 shares of our common stock for resale by the selling stockholder identified in this prospectus. We will receive none of the proceeds from the resale of the shares by the selling stockholder. The selling stockholder may sell the shares at market prices prevailing at the time of the sale or at prices otherwise negotiated.

      Our common stock is quoted on the Nasdaq National Market under the symbol "SWKS." The last reported sale price of our common stock on the Nasdaq National Market on January 10, 2003 was $8.87 per share.

      Our principal executive offices are located at 20 Sylvan Road, Woburn, Massachusetts 01801. Our telephone number at that location is (781) 376-3000.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND THE SECTIONS ENTITLED "RISK FACTORS" IN THE OTHER DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January __, 2003.

                                TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS.............    1
PROSPECTUS SUMMARY............................................    3
INCORPORATION OF INFORMATION BY REFERENCE.....................    4
RISK FACTORS..................................................    5
USE OF PROCEEDS...............................................    19
SELLING STOCKHOLDER...........................................    19
PLAN OF DISTRIBUTION..........................................    20
LEGAL MATTERS.................................................    22
EXPERTS.......................................................    22
WHERE YOU CAN FIND MORE INFORMATION...........................    23

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to the "safe harbor" created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes", "expects", "may", "will', "should", "could", "seek", "intends", "plans", "estimates", "anticipates" or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in this prospectus in "Risk Factors" and in the documents incorporated by reference herein. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to the operations and business of Skyworks include:

      - the failure to meet our expectations with respect to our future performance;

      - the cyclical nature of the wireless communications semiconductor industry and the markets addressed by our products and our customers' products;

      - general economic and business conditions that may adversely affect us or our suppliers, distributors or customers;

      -     pricing pressures and other competitive factors;

      -     demand for and market acceptance of new and existing products;

      - successful development of new products and the timing of new product introductions;

      - the availability and extent of utilization of manufacturing capacity and raw materials;

      -     fluctuations in manufacturing yields;

      -     complex and specialized manufacturing processes;

      -     product obsolescence;

      - our ability to develop and implement new technologies and to obtain protection of the related intellectual property;

      -     our ability to attract and retain qualified personnel;

      -     our reliance on financial markets for future capital requirements;

      - our dependence on third parties for the manufacture, assembly and testing of our products, and for the supply of raw materials;

      -     the impact of new accounting policies;

      -     our existing indebtedness and its effect on our cash flow;

      - the disproportionate impact of our business relationships with large customers, and our reliance on international sales;

      -     the uncertainties of litigation; and

      - other risks and uncertainties, including those set forth in this prospectus and those detailed from time to time in our filings with the Securities and Exchange Commission.

      You should read this prospectus and the documents incorporated by reference into it completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

                               PROSPECTUS SUMMARY

      This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the "Risk Factors" section included herein, and the financial data, related notes and other information we have incorporated by reference, before making an investment decision.

      Unless the context otherwise requires in this prospectus, "Skyworks," "the Company," "we," "us," and "our" refer to Skyworks Solutions, Inc. and its subsidiaries.

                                 ABOUT SKYWORKS

      Skyworks Solutions, Inc. ("Skyworks" or the "Company") is a leading wireless semiconductor company focused on providing front-end modules, radio frequency (RF) subsystems, semiconductor components and complete system solutions to wireless handset and infrastructure customers worldwide. We offer a comprehensive family of components and RF subsystems, and also provide complete antenna-to-microphone semiconductor solutions that support advanced 2.5G and 3G services.

      Skyworks offers components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world's most widely adopted wireless standards. Skyworks possesses a broad wireless technology capability and one of the most complete wireless communications product portfolios, coupled with customer relationships with virtually all major handset and infrastructure manufacturers. Our product portfolio includes almost every key semiconductor integrated circuit found within a digital cellular handset. We believe that we have a comprehensive radio frequency and mixed signal processing and packaging portfolio, extensive circuit design libraries and a proven track record in component and system design. We sell our products primarily through a direct Skyworks sales force and also through independent manufacturers' representatives and distribution partners.

      Skyworks was formed through the merger (the "Merger") of the wireless communications business of Conexant Systems, Inc. ("Conexant") and Alpha Industries, Inc. ("Alpha") on June 25, 2002. Upon consummation of the Merger, Alpha then purchased Conexant's semi-conductor assembly, module manufacturing and test facility located in Mexicali, Mexico, and certain related operations (the "Mexicali Operations"). Following the Merger, Alpha changed its corporate name to Skyworks Solutions, Inc. Conexant's former wireless communications business and the Mexicali Operations are collectively referred to herein as "Washington/Mexicali."

      We are headquartered in Woburn, Massachusetts, and have executive offices in Irvine, California. We have design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, and the Asia/Pacific region. Our Internet address is www.skyworksinc.com. We make available on our Internet website free of charge a link to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as practicable after we electronically file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus.

                    INCORPORATION OF INFORMATION BY REFERENCE

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents and information identified below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offer is completed.

      - our annual report on Form 10-K for the fiscal year ended September 27, 2002, filed with the SEC on December 23, 2002;

      - Audited Consolidated Financial Statements of Alpha Industries, Inc. and the notes thereto contained on pages 27 through 50 of the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002 filed with the SEC on July 1, 2002; and

      - our current report on Form 8-K, filed with the SEC on November 6, 2002, our current report on Form 8-K, filed with the SEC on November 8, 2002, and the amendment thereto, filed with the SEC on November 12, 2002, and our additional current report on Form 8-K, filed with the SEC on November 8, 2002; and

      - the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.


      All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                            Skyworks Solutions, Inc.
                                 20 Sylvan Road
                                Woburn, MA 01801
                          Attention: Investor Relations
                            Telephone (781) 376-3000

                                  RISK FACTORS

      You should carefully consider the risks described below before investing in the common stock of the Company. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                            RISKS RELATED TO SKYWORKS

WE HAVE RECENTLY INCURRED SUBSTANTIAL OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES.

      Our operating results have been adversely affected by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate wireless communications semiconductor products and system solutions. As a result, we incurred substantial operating losses during the twelve-month period ended September 27, 2002. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in our revenue mix and other factors will continue to adversely affect our operating results in the near term. In order to become profitable, we must achieve substantial revenue growth and we will face an environment of uncertain demand in the markets for our products. We cannot assure you as to whether or when we will become profitable or whether we will be able to sustain such profitability, if achieved.

WE OPERATE IN THE HIGHLY CYCLICAL WIRELESS COMMUNICATIONS SEMICONDUCTOR INDUSTRY, WHICH IS SUBJECT TO SIGNIFICANT DOWNTURNS.

      The wireless communications semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry. Periods of industry downturns, as we experienced through most of calendar year 2001, have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors, and in particular the level of demand for digital cellular handsets, may cause substantial fluctuations in our revenues and results of operations. We have experienced these cyclical fluctuations in our business and may experience cyclical fluctuations in the future. During the late 1990's and extending into 2000, the wireless communications semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of wireless communication services worldwide and increased demand for digital cellular handsets. During calendar year 2001, we were adversely impacted by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate our respective wireless communications semiconductor products and system solutions, particularly digital cellular handsets. The impact of weakened end-customer demand was compounded by higher than normal levels of inventories among our original equipment manufacturer, or OEM, subcontractor and distributor customers. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in revenue mix and other factors will continue to adversely affect our operating results in the near term.

WE ARE SUBJECT TO INTENSE COMPETITION.

      The wireless communications semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete with U.S. and international semiconductor manufacturers that are both larger and smaller than us in terms of resources and market share. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted and is expected to continue to result in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors and technological and public policy changes. We believe that the principal competitive factors for semiconductor suppliers in our market include, among others:

      -     time-to-market;

      -     new product innovation;

      -     product quality, reliability and performance;

      -     price;

      -     compliance with industry standards;

      -     strategic relationships with customers; and

      -     protection of intellectual property.

      We cannot assure you that we will be able to successfully address these factors. Many of our competitors have advantages over us, including:

      -     longer presence in key markets;

      -     greater name recognition;

      -     ownership or control of key technology or intellectual property; and

      - greater financial, sales and marketing, manufacturing, distribution, technical or other resources.

      As a result, certain competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

      Current and potential competitors have established or may establish financial or strategic relationships among themselves or with our customers, resellers or other third parties. These relationships may affect customers' purchasing decisions. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO DEVELOP NEW PRODUCTS AND REDUCE COSTS IN A TIMELY MANNER.

      The markets into which we sell demand cutting-edge technologies and new and innovative products. Our operating results depend largely on our ability to continue to introduce new and enhanced products on a timely basis. Successful product development and introduction depends on numerous factors, including:

      - the ability to anticipate customer and market requirements and changes in technology and industry standards;

      - the ability to define new products that meet customer and market requirements;

      - the ability to complete development of new products and bring products to market on a timely basis;

      - the ability to differentiate our products from offerings of our competitors; and

      -     overall market acceptance of our products.

      We cannot assure you that we will have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products in a timely manner. We will be required continually to evaluate expenditures for planned product development and to choose among alternative technologies based on our expectations of future market growth. We cannot assure you that we will be able to develop and introduce new or enhanced wireless communications semiconductor products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance or that we will be able to anticipate new industry standards and technological changes. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

      In addition, prices of established products may decline, sometimes significantly, over time. We believe that to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time that we develop and introduce new or enhanced products. We cannot assure you that we will be able to continue to reduce the cost of our products to remain competitive.

WE MAY NOT BE ABLE TO KEEP ABREAST OF THE RAPID TECHNOLOGICAL CHANGES IN OUR MARKETS.

      The demand for our products can change quickly and in ways we may not anticipate. Our markets generally exhibit the following characteristics:

      -     rapid technological developments;

      -     rapid changes in customer requirements;

      -     frequent new product introductions and enhancements;

      - short product life cycles with declining prices over the life cycle of the product; and

      -     evolving industry standards.

      Our products could become obsolete or less competitive sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL NECESSARY FOR THE DESIGN, DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS. OUR SUCCESS COULD BE NEGATIVELY AFFECTED IF KEY PERSONNEL LEAVE.

      Our success depends on our ability to continue to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for management and technical personnel is intense in the semiconductor industry. We cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development, manufacture and sale of our products. We may have particular difficulty attracting and retaining key personnel during periods of poor operating performance, given, among other things, the use of equity-based compensation by us and our competitors. The loss of the services of one or more of our key employees or our inability to attract, retain and motivate qualified personnel, could have a material adverse effect on our ability to operate our business.

IF OEMS OF COMMUNICATIONS ELECTRONICS PRODUCTS DO NOT DESIGN OUR PRODUCTS INTO THEIR EQUIPMENT, WE WILL HAVE DIFFICULTY SELLING THOSE PRODUCTS. MOREOVER, A "DESIGN WIN" FROM A CUSTOMER DOES NOT GUARANTEE FUTURE SALES TO THAT CUSTOMER.

      Our products will not be sold directly to the end-user but will be components of other products. As a result, we will rely on OEMs of wireless communications electronics products to select our products from among alternative offerings to be designed into their equipment. Without these "design wins" from OEMs, we would have difficulty selling our products. Once an OEM designs another supplier's product into one of its product platforms, it is more difficult for us to achieve future design wins with that OEM product platform because changing suppliers involves significant cost, time, effort and risk on the part of that OEM. Also, achieving a design win with a customer does not ensure that we will receive significant revenues from that customer. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to reduce or cease use of our products, for example, if its own products are not commercially successful, or for any other reason. We may be unable to achieve design wins or to convert design wins into actual sales.

BECAUSE OF THE LENGTHY SALES CYCLES OF MANY OF OUR PRODUCTS, WE MAY INCUR SIGNIFICANT EXPENSES BEFORE WE GENERATE ANY REVENUES RELATED TO THOSE PRODUCTS.

      Our customers may need three to six months to test and evaluate our products and an additional three to six months to begin volume production of equipment that incorporates our products. The lengthy period of time required increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans.

UNCERTAINTIES INVOLVING THE ORDERING AND SHIPMENT OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS.

      Our sales will typically be made pursuant to individual purchase orders and not under long-term supply arrangements with our customers. Our customers may cancel orders prior to shipment. Additionally, we will sell a portion of our products through distributors, some of whom will have rights to return unsold products. We may purchase and manufacture inventory based on estimates of customer demand for our products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors or contract manufacturers, or both, as our forecasts of demand will then be based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in us holding excess or obsolete inventory, which could result in inventory write-downs.

OUR RELIANCE ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR SALES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE RESULTS OF OUR OPERATIONS.

      A significant portion of our sales are concentrated among a limited number of customers. If we lost one or more of these major customers, or if one or more major customers significantly decreased its orders of our products, our business would be materially and adversely affected. Sales to Samsung Electronics Co. and to Motorola, Inc. represented approximately 38% and 12%, respectively, of net revenues from customers other than Conexant during fiscal 2002 on a historical basis (such sales representing Washington/Mexicali sales for the fiscal year through June 25, 2002, and sales of Skyworks, the combined company, for the post-merger period from June 26, 2002 through the end of the fiscal year). Our future operating results will depend on the success of these customers and other customers and our success in selling products to them.

WE FACE A RISK THAT CAPITAL NEEDED FOR OUR BUSINESS WILL NOT BE AVAILABLE WHEN WE NEED IT.

      We may need to obtain sources of financing in the future. After giving effect to the net proceeds we received in our private placement of 4 3/4% convertible subordinated notes due November 2007 (the "Junior Notes") and our debt refinancing with Conexant, we believe that our existing sources of liquidity, together with cash expected to be generated from operations, will be sufficient to fund our research and development, capital expenditure, working capital and other financing requirements for at least the next twelve months.

      However, we cannot assure you that the capital required to fund these expenses will be available in the future. Conditions existing in the U.S. capital markets when the Company seeks financing will affect our ability to raise capital, as well as the terms of any financing. The Company may not be able to raise enough capital to meet our capital needs on a timely basis or at all. Failure to obtain capital when required would have a material adverse effect on the Company.

      In addition, any strategic investments and acquisitions that we may make to help us grow our business may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

OUR MANUFACTURING PROCESSES ARE EXTREMELY COMPLEX AND SPECIALIZED.

      Our manufacturing operations are complex and subject to disruption due to causes beyond our control. The fabrication of integrated circuits is an extremely complex and precise process consisting of hundreds of separate steps. It requires production in a highly controlled, clean environment. Minor impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer or a number of other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer not to function.

      Our operating results are highly dependent upon our ability to produce integrated circuits at acceptable manufacturing yields. Our operations may be affected by lengthy or recurring disruptions of operations at any of our production facilities or those of our subcontractors. These disruptions may include electrical power outages, fire, earthquake, flooding or other natural disasters. Disruptions of our manufacturing operations could cause significant delays in shipments until we are able to shift the products from an affected facility or subcontractor to another facility or subcontractor. In the event of these types of delays, we cannot assure you that the required alternative capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternative wafer production capacity is available, we may not be able to obtain it on favorable terms, which could result in higher costs and/or a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through external manufacturing or similar arrangements with others.

      Due to the highly specialized nature of the gallium arsenide integrated circuit manufacturing process, in the event of a disruption at the Newbury Park, California or Woburn, Massachusetts semiconductor wafer fabrication facilities, alternative gallium arsenide production capacity would not be immediately available from third-party sources. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ACHIEVE MANUFACTURING YIELDS THAT CONTRIBUTE POSITIVELY TO OUR GROSS MARGIN AND PROFITABILITY.

      Minor deviations or perturbations in the manufacturing process can cause substantial manufacturing yield loss, and in some cases, cause production to be suspended. Manufacturing yields for new products initially tend to be lower as we complete product development and commence volume manufacturing, and typically increase as we bring the product to full production. Our forward product pricing includes this assumption of improving manufacturing yields and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on our gross margin and profitability. The difficulty of forecasting manufacturing yields accurately and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing semiconductor products. Our manufacturing operations will also face pressures arising from the compression of product life cycles, which will require us to manufacture new products faster and for shorter periods while maintaining acceptable manufacturing yields and quality without, in many cases, reaching the longer-term, high-volume manufacturing conducive to higher manufacturing yields and declining costs.

WE ARE DEPENDENT UPON THIRD PARTIES FOR THE MANUFACTURE, ASSEMBLY AND TEST OF OUR PRODUCTS.

      We rely upon independent wafer fabrication facilities, called foundries, to provide silicon-based products and to supplement our gallium arsenide wafer manufacturing capacity. There are significant risks associated with reliance on third-party foundries, including:

      - the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

      - limited control over delivery schedules, manufacturing yields, production costs and product quality; and

      - the inaccessibility of, or delays in obtaining access to, key process technologies.

      Although we have long-term supply arrangements to obtain additional external manufacturing capacity, the third-party foundries we use may allocate their limited capacity to the production requirements of other customers. If we choose to use a new foundry, it will typically take an extended period of time to complete the qualification process before we can begin shipping products from the new foundry. The foundries may experience financial difficulties, be unable to deliver products to us in a timely manner or suffer damage or destruction to their facilities, particularly since some of them are located in earthquake zones. If any disruption of manufacturing capacity occurs, we may not have alternative manufacturing sources immediately available. We may therefore experience difficulties or delays in securing an adequate supply of our products, which could impair our ability to meet our customers' needs and have a material adverse effect on our operating results.

      We also intend to utilize subcontractors to package, assemble and test a portion of our products. Because we rely on others to package, assemble or test our products, we are subject to many of the same risks as are described above with respect to foundries.

WE ARE DEPENDENT UPON THIRD PARTIES FOR THE SUPPLY OF RAW MATERIALS AND COMPONENTS.

      We believe we have adequate sources for the supply of raw materials and components for our manufacturing needs with suppliers located around the world. However, we are currently dependent on two suppliers for epitaxial wafers used in the gallium arsenide semiconductor manufacturing processes at our manufacturing facilities. Nevertheless, while we historically have not experienced any significant difficulties in obtaining an adequate supply of raw materials, including epitaxial wafers, and components necessary for our manufacturing operations, we cannot assure you that we will not lose a significant supplier or that a supplier will be able to meet performance and quality specifications or delivery schedules.

      Under a supply agreement entered into with Conexant in connection with the Merger, we receive wafer fabrication, wafer probe and certain other services from Jazz Semiconductor, Inc., a Newport Beach, California foundry joint venture between Conexant and The Carlyle Group. Pursuant to our supply agreement with Conexant, we are initially obligated to purchase certain minimum volume levels from Jazz Semiconductor based on a contractual agreement between Conexant and Jazz Semiconductor. Our expected minimum purchase obligations under this supply agreement are anticipated to be approximately $64 million, $39 million and $13 million in fiscal 2003, 2004 and 2005, respectively. We estimate that our minimum purchase obligation under this agreement will result in excess costs of approximately $5.1 million and we have recorded this liability and charged to cost of sales in fiscal 2002.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

      Historically, a substantial majority of the Company's net revenues from customers other than Conexant were derived from customers located outside the United States, primarily countries located in the Asia-Pacific region and Europe. In addition, we have suppliers located outside the United States and third-party packaging, assembly and test facilities and foundries located in the Asia-Pacific region. Our international sales and operations are subject to a number of risks inherent in selling and operating abroad. These include, but are not limited to, risks regarding:

      -     currency exchange rate fluctuations;

      -     local economic and political conditions;

      -     disruptions of capital and trading markets;

      - restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export duties and quotas and customs duties and tariffs);

      -     changes in legal or regulatory requirements;

      -     limitations on the repatriation of funds;

      -     difficulty in obtaining distribution and support;

      - the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export licensing requirements;

      -     tax laws; and

      - limitations on our ability under local laws to protect our intellectual property.

      Because our international sales are denominated in U.S. dollars our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. Moreover, we may be competitively disadvantaged relative to our competitors located outside the United States who may benefit from a devaluation of their local currency. We cannot assure you that the factors described above will not have a material adverse effect on our ability to increase or maintain our international sales.

OUR OPERATING RESULTS MAY BE NEGATIVELY AFFECTED BY SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND MARKET DOWNTURNS.

      Our revenues, earnings and other operating results have fluctuated in the past and our revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

      - changes in end-user demand for the products (principally digital cellular handsets) manufactured and sold by our customers;

      - the effects of competitive pricing pressures, including decreases in average selling prices of our products;

      -     production capacity levels and fluctuations in manufacturing yields;

      -     availability and cost of products from our suppliers;

      -     the gain or loss of significant customers;

      - our ability to develop, introduce and market new products and technologies on a timely basis;

      -     new product and technology introductions by competitors;

      -     changes in the mix of products produced and sold;

      -     market acceptance of our products and our customers;

      -     intellectual property disputes;

      -     seasonal customer demand;

      - the timing of receipt, reduction or cancellation of significant orders by customers; and

      -     the timing and extent of product development costs.

      The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. If our operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the price of our common stock.

OUR GALLIUM ARSENIDE SEMICONDUCTORS MAY NOT CONTINUE TO BE COMPETITIVE WITH SILICON ALTERNATIVES.

      We manufacture and sell gallium arsenide semiconductor devices and components, principally power amplifiers and switches. The production of gallium arsenide integrated circuits is more costly than the production of silicon circuits. As a result, we must offer gallium arsenide products that provide superior performance to that of silicon for specific applications to be competitive with their respective silicon products. If we do not continue to offer products that provide sufficiently superior performance to justify the cost differential, our operating results may be materially and adversely affected. It is expected that the costs of producing gallium arsenide integrated circuits will continue to exceed the costs associated with the production of silicon circuits. The costs differ because of higher costs of raw materials for gallium arsenide and higher unit costs associated with smaller sized wafers and lower production volumes. Silicon semiconductor technologies are widely-used process technologies for certain integrated circuits and these technologies continue to improve in performance. We cannot assure you that we will continue to identify products and markets that require performance superior to that offered by silicon solutions.

WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS OR DEMANDS THAT WE LICENSE THIRD-PARTY TECHNOLOGY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND PREVENT US FROM USING OUR TECHNOLOGY.

      The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their technology. At the present time, we are in discussions with a third party who claims that we are infringing certain of its intellectual property rights. The third party has filed a complaint in this matter but has not yet served Skyworks with the complaint. Although we believe that these claims are without merit, we are in discussions with this party to avoid litigation. The third party has indicated its willingness to resolve these claims without litigation. If this third party were to proceed with litigation, we are prepared to vigorously defend against these claims. Moreover, we believe that the patent infringement claims that were asserted would impact only a limited number of our RF IC product line which presently accounts for less than 5% of our annualized revenues.

      Any litigation to determine the validity of claims that our products infringe or may infringe these rights, including claims arising from our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. Regardless of the merits of any specific claim, we cannot assure you that we would prevail in litigation because of the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation were to result in an adverse ruling, we could be required to:

      -     pay substantial damages;

      - cease the manufacture, import, use, sale or offer for sale of infringing products or processes;

      -     discontinue the use of infringing technology;

      -     expend significant resources to develop non-infringing technology;
            and

      - license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS, IT MAY HARM OUR ABILITY TO COMPETE.

      We rely on patent, copyright, trademark, trade secret and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies, devices, algorithms and processes. In addition, we often incorporate the intellectual property of our customers, suppliers or other third parties into our designs, and we have obligations with respect to the non-use and non-disclosure of such third-party intellectual property. In the future, it may be necessary to engage in litigation or like activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. This could require us to expend significant resources and to divert the efforts and attention of our management and technical personnel from our business operations. We cannot assure you that:

      - the steps we take to prevent misappropriation, infringement, dilution or other violation of our intellectual property or the intellectual property of our customers, suppliers or other third parties will be successful;

      - any existing or future patents, copyrights, trademarks, trade secrets or other intellectual property rights will not be challenged, invalidated or circumvented; or

      - any of the measures described above would provide meaningful protection.

      Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products, potentially resulting in loss of market share and price erosion. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for certain technologies and in certain foreign countries.

OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY TO EFFECT SUITABLE INVESTMENTS, ALLIANCES AND ACQUISITIONS, AND WE MAY HAVE DIFFICULTY INTEGRATING COMPANIES WE ACQUIRE. SKYWORKS' MERGER WITH THE WIRELESS BUSINESS OF CONEXANT PRESENTS SUCH RISKS.

      Although we intend to invest significant resources in internal research and development activities, the complexity and rapidity of technological changes and the significant expense of internal research and development make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we intend to review investment, alliance and acquisition prospects that would complement our product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future. Moreover, if we consummate such transactions, they could result in:

      -     issuances of equity securities dilutive to our stockholders;

      -     large one-time write-offs;

      - the incurrence of substantial debt and assumption of unknown liabilities;

      -     the potential loss of key employees from the acquired company;

      -     amortization expenses related to intangible assets; and

      - the diversion of management's attention from other business concerns.

      Additionally, in periods following an acquisition, we will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationship with employees and customers and ultimately may not be successful.

WE MAY BE RESPONSIBLE FOR PAYMENT OF A SUBSTANTIAL AMOUNT OF U.S. FEDERAL INCOME AND OTHER TAXES UPON CERTAIN EVENTS.

      In connection with Conexant's spin-off of its wireless business prior to the Merger, Conexant sought and received a ruling from the Internal Revenue Service to the effect that certain transactions related to and including the spin-off qualified as a reorganization and as tax-free for U.S. federal income tax purposes. While the tax ruling generally is binding on the Internal Revenue Service, the continuing validity of the ruling is subject to certain factual representations and assumptions. In connection with the Merger, we entered into a tax allocation agreement with Conexant that generally provides, among other things, that we will be responsible for certain taxes imposed on various persons (including Conexant) as a result of either:

      - the failure of certain spin-off transactions to qualify as a reorganization for U.S. federal income tax purposes, or

      - the failure of certain spin-off transactions to qualify as tax-free to Conexant for certain U.S. federal income tax purposes,

if such failure is attributable to certain actions or transactions by or in respect of Skyworks (including our subsidiaries) or our stockholders, such as the acquisition of stock of Skyworks by a third party at a time and in a manner that would cause such failure. In addition, the tax allocation agreement provides that we will be responsible for various other tax obligations and for compliance with various representations, statements, and conditions made in the course of obtaining the tax ruling referenced above and in connection with the tax allocation agreement. Our obligations under the tax allocation agreement have been limited by a letter agreement dated November 6, 2002 entered into in connection with our debt refinancing with Conexant. Nevertheless, if we do not carefully monitor our compliance with the requirements imposed as a result of the spin-off and related transactions and our responsibilities under the tax allocation agreement, we might inadvertently trigger an obligation to indemnify certain persons (including Conexant) pursuant to the tax allocation agreement or other obligations under such agreement. In addition, our indemnity obligations could discourage or prevent a third party from making a proposal to acquire Skyworks.

      If we were required to pay any of the taxes described above, the payment could be very substantial and have a material adverse effect on our business, financial condition, results of operations and cash flow.

      In addition, it is expected that the interest payments we are required to make on the 15% Convertible Senior Subordinated Notes due June 30, 2005 (the "Senior Notes") will not be deductible for tax purposes. Our inability to offset our interest expense from the Senior Notes against other income may increase our tax liability currently and in future years.

      Further, the terms of the Senior Notes require us to pay the principal due at the maturity date or upon certain acceleration events in a number of shares of our common stock equal to the principal due at such time divided by the applicable conversion price on such date. If the fair market value of our common stock on such date is less than the applicable conversion price, we may recognize cancellation of indebtedness income for tax purposes equal to the excess of the principal amount of the Senior Notes due at such time over the fair market value of the common stock issued by us to satisfy our obligations under the Senior Notes.

CERTAIN PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF US.

      We have certain anti-takeover measures that may affect our common stock. Our certificate of incorporation, our by-laws and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of us in a transaction not approved by our board of directors. Our certificate of incorporation and by-laws include provisions such as:

      - the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

      - the ability of our board of directors to issue shares of preferred stock in one or more series without further authorization of stockholders;

      -     a prohibition on stockholder action by written consent;

      - elimination of the right of stockholders to call a special meeting of stockholders;

      - a requirement that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

      - a requirement that the affirmative vote of at least 66 2/3% of our shares be obtained to amend or repeal any provision of our by-laws or the provision of our certificate of incorporation relating to amendments to our by-laws;

      - a requirement that the affirmative vote of at least 80% of our shares be obtained to amend or repeal the provisions of our certificate of incorporation relating to the election and removal of directors, the classified board or the right to act by written consent;

      - a requirement that the affirmative vote of at least 80% of our shares be obtained for business combinations unless approved by a majority of the members of the board of directors and, in the event that the other party to the business combination is the beneficial owner of 5% or more of our shares, a majority of the members of board of directors in office prior to the time such other party became the beneficial owner of 5% or more of our shares;

      -     a fair price provision; and

      - a requirement that the affirmative vote of at least 90% of our shares be obtained to amend or repeal the fair price provision.

      In addition to the provisions in our certificate of incorporation and by-laws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met.

WE MAY BE LIABLE FOR PENALTIES UNDER ENVIRONMENTAL LAWS, RULES AND REGULATIONS, WHICH COULD ADVERSELY IMPACT OUR BUSINESS.

      We have used, and will continue to use, a variety of chemicals and compounds in manufacturing operations and have been and will continue to be subject to a wide range of environmental protection regulations in the United States. While we have not experienced any material adverse effect on our operations as a result of such regulations, we cannot assure you that current or future regulations would not have a material adverse effect on our business, financial condition and results of operations. Environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. We cannot assure you that the amount of expense and capital expenditures that might be required to satisfy environmental liabilities, to complete remedial actions and to continue to comply with applicable environmental laws will not have a material adverse effect on our business, financial condition and results of operations.

WE HAVE ADOPTED NEW ACCOUNTING POLICIES IN FISCAL 2003 THAT COULD NEGATIVELY IMPACT OUR EARNINGS FOR THAT YEAR.

      In our fiscal year 2003, which began on September 28, 2002, we have adopted SFAS No. 142, "Goodwill and Other Intangible Assets." This policy requires us to evaluate the goodwill and intangible assets with indefinite lives that we report on our balance sheet for potential impairment using a fair value method. If we determine that our goodwill and other intangible assets with indefinite lives are impaired, we will be required to report non-cash charges to our earnings in fiscal year 2003 in the amount of such impairment. At September 27, 2002, we reported goodwill and intangible assets of $940,686,000. As a result, the adoption of SFAS No. 142 may result in asset write-downs on our balance sheet and significant non-cash charges to earnings in fiscal 2003. Management is assessing the impact that the adoption of SFAS 142 will have on our financial statements.

OUR DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.

      While the Senior Notes are outstanding, we will have debt service obligations on the Senior Notes of approximately $6,750,000 per year. In addition, we have debt service obligations on Junior Notes of approximately $10,925,000 per year. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce or curtail other activities of our business.

      We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments. If necessary, among other alternatives, we may add lease lines of credit to finance capital expenditures and we may obtain other long-term debt, lines of credit and other financing.

      Our indebtedness could have significant negative consequences, including:

      - increasing our vulnerability to general adverse economic and industry conditions;

      -     limiting our ability to obtain additional financing;

      - requiring the dedication of a substantial portion of any cash flow from operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

      - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

      - placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

                        RISKS RELATED TO OUR COMMON STOCK

OUR STOCK PRICE HAS BEEN VOLATILE AND OUR STOCK PRICE MAY FLUCTUATE IN THE
FUTURE.

      The trading price of our common stock may fluctuate significantly. This price may be influenced by many factors, including:

      -     our performance and prospects;

      -     the performance and prospects of our major customers;

      -     the depth and liquidity of the market for our common stock;

      -     investor perception of us and the industry in which we operate;

      - changes in earnings estimates or buy/sell recommendations by analysts;

      -     general financial and other market conditions; and

      -     domestic and international economic conditions.

      Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

      In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

SECURITIES WE ISSUE TO FUND OUR OPERATIONS COULD DILUTE YOUR OWNERSHIP OR OTHERWISE ADVERSELY AFFECT YOU.

      We may decide to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced and the new equity securities may have rights prior to those of our common stock. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of our common stock by the selling stockholder. The principal purpose of this offering is to effect an orderly disposition of the selling stockholder's shares of common stock.

                               SELLING STOCKHOLDER

We are registering for resale certain shares of our common stock issued by us to the selling stockholder on December 6, 2002, in connection with a settlement entered into with the selling stockholder regarding a trademark infringement, false designation of origin, unfair competition, and false advertising lawsuit filed by the selling stockholder regarding our use of the term "Skyworks." The following table sets forth:

      -     the name of the selling stockholder;

      - the number and percent of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

      - the number of shares of our common stock that may be offered for resale for the account of the selling stockholder, or its assigns, pursuant to this prospectus; and

      - the number and percent of shares of our common stock to be held by the selling stockholder after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholder, or its assigns).

      This information is based upon information provided by the selling stockholder and assumes the sale of all of the resale shares by the selling stockholder, or its assigns. The term selling stockholder includes the stockholder listed below and its transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 138,006,514 shares of our common stock issued and outstanding as of January 10, 2003.

                                      SHARES BENEFICIALLY OWNED                                     SHARES BENEFICIALLY OWNED
                                          PRIOR TO OFFERING                                              AFTER OFFERING
                                      --------------------------          NUMBER OF SHARES        ----------------------------
                                                                               BEING
SELLING STOCKHOLDER                   NUMBER             PERCENT              OFFERED             NUMBER               PERCENT
-------------------                   ------             -------              -------             ------               -------
Skyworks Technologies, Inc.           46,211                *                 46,211                0                     *
505 Main Street
Hackensack, NJ  07602

*     Less than 1%.

                              PLAN OF DISTRIBUTION

      The selling stockholder may sell the resale shares from time to time in one or more transactions at:

      -     fixed prices;

      -     market prices at the time of sale;

      -     varying prices determined at the time of sale; or

      -     negotiated prices.


      The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following transactions:

      - a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

      - a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

      - an exchange distribution in accordance with the rules of the exchange;

      - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

      -     privately negotiated transactions; and

      -     a combination of any of the above transactions.

      We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer as principal, the supplement will disclose:

      - the name of the selling security holder and the participating broker-dealer;

      -     the number of shares involved;

      -     the price at which the shares were sold;

      - the commissions paid or discounts or concessions allowed to the broker-dealer;

      - that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

      -     other facts material to the transaction.

      The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out its short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholder also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

      Broker-dealers or agents may receive compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the selling stockholder may be deemed to be underwriters within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

      Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

      We agreed to keep this prospectus effective until the earlier of (i) one year after the effective date of this registration statement, (ii) when all of the shares have been sold pursuant to the prospectus, or (iii) when all of the shares are eligible for sale by the selling stockholder pursuant to Rule 144. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

      The Company will pay all costs, expenses and fees associated with the registration of the resale shares. The selling stockholder will pay all commissions and discounts, if any, associated with the sale of the resale shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

      The consolidated financial statements of Skyworks Solutions, Inc. as of and for the year ended September 27, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Alpha Industries, Inc. and subsidiaries as of March 31, 2002 and April 1, 2001, and for each of the years in the three-year period ended March 31, 2002 contained in the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule of Skyworks Solutions, Inc. (formerly the combined financial statements of the Washington Business and Mexicali Operations of Conexant Systems, Inc.) as of September 30, 2001, and for the years ended September 30, 2001 and 2000, incorporated in this prospectus by reference from the Annual Report of Skyworks Solutions, Inc. on Form 10-K for the fiscal year ended September 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information filed by us at the SEC's public reference rooms at 450 Fifth Street, NW., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholder sells all of its Skyworks common stock:

      o our annual report on Form 10-K for the fiscal year ended September 27, 2002, filed with the SEC on December 23, 2002;

      o Audited Consolidated Financial Statements of Alpha Industries, Inc. and the notes thereto contained on pages 27 through 50 of the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002 filed with the SEC on July 1, 2002;

      o our current report on Form 8-K, filed with the SEC on November 6, 2002, our current report on Form 8-K, filed with the SEC on November 8, 2002, and the amendment thereto, filed with the SEC on November 12, 2002, and our additional current report on Form 8-K, filed with the SEC on November 8, 2002; and

      o the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.


      You may request a copy of these filings at no cost by writing or telephoning us at:

                            Skyworks Solutions, Inc.
                                 20 Sylvan Road
                                Woburn, MA 01801
                          Attention: Investor Relations
                                 (781) 376-3000

      You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses payable by Skyworks Solutions in connection with the sale of 46,211 shares of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission registration fee.

               SEC Registration Fees                  $    37.33
               Legal Fees and Expenses                $15,000.00*
               Accounting Fees and Expenses           $ 8,500.00*
               Miscellaneous                          $       --
                                                      ----------
               Total                                  $23,537.33*
                                                      ==========

----------
*     Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person in connection with a proceeding by or in the right of the corporation to procure judgment in its favor against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that indemnification shall not be made in respect thereof if such person shall have been adjudged to be liable to the corporation unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that despite such adjudication such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation may pay for the expenses, including attorneys' fees, incurred by a director or officer in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

      Under the Delaware General Corporation Law, to the extent that a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director, officer, employee or agent of Skyworks Solutions or is or was serving at the request of Skyworks Solutions as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation as amended provides that no director of Skyworks Solutions shall be liable to Skyworks Solutions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to us or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

      The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, whether or not the corporation would have the power to indemnify such person against such liability. Our by-laws permit us to purchase and maintain insurance on behalf of our directors, officers and certain other parties against any liability asserted against and incurred by such person in such capacity, whether or not we would have the power to indemnify such person against such liability.

      In addition, we maintain a directors' and officers' liability insurance policy.

ITEM 16. EXHIBITS

      (a) The following exhibits are filed herewith or incorporated herein by reference:

 EXHIBIT
   NO.
  ----

  4.01 Specimen Certificate for Registrant's Common Stock which is incorporated herein by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-92394) filed with the Commission on July 15, 2002

  5.01        Legal Opinion of Testa, Hurwitz and Thibeault, LLP

 23.01        Consent of KPMG LLP

 23.02        Consent of Deloitte & Touche LLP

 23.03 Consent of Testa, Hurwitz and Thibeault, LLP (included in the opinion filed as Exhibit 5.01)

 24.01 Power of Attorney (included on signature page to this Registration Statement)


      (b) Financial Statement Schedules

      None.

      (c) Report, Opinion or Appraisal.

      See Exhibit 5.01

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 14th day of January, 2003.

                                     SKYWORKS SOLUTIONS, INC.

                                    By:       /s/ David J. Aldrich
                                         ---------------------------------------

                                    Name:  David J. Aldrich
                                    Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints David J. Aldrich and Paul E. Vincent, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 14th day of January, 2003.

                                                                                    TITLE
                                                                                    -----
                 /s/ David J. Aldrich                        President and Chief Executive Officer and Director
-----------------------------------------------------
                   David J. Aldrich                                     (Principal Executive Officer)

                  /s/ Paul E. Vincent                       Vice President, Chief Financial Officer and Treasurer
-----------------------------------------------------
                    Paul E. Vincent                             (Principal Financial and Accounting Officer)

                 /s/ Dwight W. Decker                                Chairman of the Board of Directors
-----------------------------------------------------
                   Dwight W. Decker

                  /s/ Donald R. Beall                                             Director
-----------------------------------------------------
                    Donald R. Beall

                 /s/ Moiz M. Beguwala                                             Director
-----------------------------------------------------
                   Moiz M. Beguwala

                 /s/ Timothy M. Furey                                             Director
-----------------------------------------------------
                   Timothy M. Furey

               /s/ Balakrishnan S. Iyer                                           Director
-----------------------------------------------------
                 Balakrishnan S. Iyer

                 /s/ Thomas C. Leonard                                            Director
-----------------------------------------------------
                   Thomas C. Leonard

                /s/ David J. McLachlan                                            Director
-----------------------------------------------------
                  David J. McLachlan

                                INDEX TO EXHIBITS

 EXHIBIT
   NO.
  ----

  4.01 Specimen Certificate for Registrant's Common Stock which is incorporated herein by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-92394) filed with the Commission on July 15, 2002

  5.01        Legal Opinion of Testa, Hurwitz and Thibeault, LLP

 23.01        Consent of KPMG LLP

 23.02        Consent of Deloitte & Touche LLP

 23.03 Consent of Testa, Hurwitz and Thibeault, LLP (included in the opinion filed as Exhibit 5.01)

 24.01 Power of Attorney (included on signature page to this Registration Statement)